Exhibit 21.1
Subsidiaries of Actua Corporation

Name	Jurisdiction of Incorporation
Actua USA Corporation	Delaware
Actua Holdings, Inc.	Delaware
Actua Relay Holdings, Inc.	Delaware
2008 Actua, LP	Delaware
2009 Actua, LP	Delaware
Anthem Ventures Annex Fund, LP	Delaware
Anthem Ventures Fund, LP	Delaware
Anthem Venture Investors, LLC	Delaware
BOLT Solutions, Inc.	Delaware
BOLT Finance, LLC	Connecticut
Business Owners Liability Team, LLC	Delaware
Insequor Israel, Ltd.	Israel
Superior Access Insurance Services, Inc.	California
Folio Dynamics Holdings, Inc.	Delaware
Folio Dynamics, Inc.	Delaware
M3Fn, LLC	Delaware
FDX Advisors, Inc.	California
AP Institutional Advisors, LLC	Indiana
InstaMed Holdings, Inc.	Delaware
InstaMed Communications, LLC	Pennsylvania
VelocityEHS Holdings, Inc. (f/k/a MSDSonline Holdings, Inc.)	Delaware
Knowledge Management Innovations, Ltd.	Ontario
MSDSonline, Inc.	Delaware
Parchment, Inc.	Delaware
QC Holdings, Inc. (f/k/a WhiteFence, Inc.)	Delaware
Symbio S.A.	Luxembourg
Unless otherwise provided, each of the subsidiaries named above does business under the same name.